Exhibit 99

Contact:

Investor Relations

The Blueshirt Group

Irmina Blaszczyk

Lisa Laukkanen

SPSC@blueshirtgroup.com

415-217-4962

SPS Commerce Appoints Three New Independent Directors to the Board

MINNEAPOLIS, March 16, 2018 – SPS Commerce, Inc. (NASDAQ: SPSC), a leader in retail cloud services, announced today that its Board of Directors appointed Melvin Keating, Michael McConnell and Marty Reaume as independent directors to the Company’s Board of Directors, effective immediately.

James Ramsey, Chair of the Governance and Nominating Committee, said, “We welcome Mel, Mike and Marty to the Company’s Board of Directors. They bring diverse backgrounds and extensive operating, financial and leadership experience that will provide valuable insights into our business priorities. We look forward to working together as SPS continues its growth path.”

In connection with these actions, the Company entered into an agreement with Legion Partners Holdings, LLC, Ancora Advisors, LLC and certain of their affiliates. Pursuant to the agreement, the Company agreed to nominate Messrs. Keating and McConnell, who were nominated by Legion Partners. In addition, one board member will not stand for re-election at the 2018 annual meeting of stockholders so that immediately following the annual meeting the Board will comprise 9 directors. Pursuant to the agreement, Legion Partners and Ancora Advisors have agreed, among other things, to vote their shares in support of the director nominees recommended by the Board at the Company’s 2018 annual meeting of stockholders. The agreement between SPS Commerce and Legion Partners will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com

Christopher Kiper, Managing Director of Legion Partners, said, “Our investment in SPS Commerce reflects our confidence in the company as a leader in cloud-based supply chain management solutions. I am confident the skillset and expertise of these individuals will further our common goal of enhancing value for SPS shareholders.”

About Melvin Keating

Melvin L. Keating, has served in multiple executive positions over his extensive career. Currently, he is a consultant, providing investment advice and other services to public companies and private equity firms. He serves as a director of Harte Hanks, Inc., MagnaChip Semiconductor Corporation, and Agilysys Inc. Previously, Mr. Keating was CEO of Alliance Semiconductor Corporation, a strategy consultant for Warburg Pincus Equity Partners and CEO of Sunbelt Management.

About Michael McConnell

Michael J. McConnell has extensive operating and financial experience. Currently, he is a private investor and has served on numerous public and private company boards. He serves as a director of Adacel Technologies. Previously, Mr. McConnell was Interim CEO of Spark Networks, CEO of Collectors Universe, and Managing Director of Shamrock Capital Advisors, the alternative investment vehicle of the Disney family.

About Marty Réaume

Marty M. Réaume is a seasoned HR executive. Currently, she is the Chief People Officer of Twilio Inc. Ms. Reaume previously served as Chief People Officer of Fitbit, Inc. and NetSuite Inc.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry’s most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 68 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

333 South Seventh Street, Suite 1000  |  Minneapolis, MN 55402  |  P:  612-435-9400  F: 612-435-9401  |  www.spscommerce.com

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